Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference of our report dated December 18, 2007, except for Note 18, as to which the date is April 30,2008, with respect to the consolidated balance sheets of Nitram Energy, Inc., and Subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of income and retained earnings, comprehensive income and changes in accumulated other comprehensive income, and cash flows for the years ended September 30, 2007, 2006, and 2005 included in this Current Report on Form 8-K/A of Peerless Mfg. Co. and into the Registration Statements of Peerless Mfg. Co. on Form S-8 (File Nos. 333-17229, 333-76754 and 333-147536).
/s/ Gaines Kriner Elliott LLP
Amherst, New York
June 19, 2008

Exhibit 23.1 - Page 1